UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

Terreno Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34603	27-1262675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Montgomery Street, Suite 200

San Francisco, CA 94104

(Address of principal executive offices) (Zip Code)

(415) 655-4580

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the appointment of each of Andrew Burke and John Meyer as Executive Vice President of Terreno Realty Corporation (the “Company” or “Terreno”) as described under Item 5.02 of this Current Report on Form 8-K, the Company entered into Indemnification Agreements with Mr. Burke and Mr. Meyer on August 4, 2015 (the “Indemnification Agreements”). The Indemnification Agreements are in the form of the Indemnification Agreement previously entered into by the Company with each of the Company’s directors and executive officers. The Company has agreed pursuant to the Indemnification Agreements to indemnify Mr. Burke and Mr. Meyer, subject to certain exceptions, for all expenses and liabilities actually and reasonably incurred by them or on their behalf in connection with any proceeding to which they are a party or threatened to be made a party by reason of their status as executive officers. The Indemnification Agreements also require that, subject to certain conditions and exceptions, the Company advance all indemnifiable expenses to Mr. Burke and Mr. Meyer in connection with any such proceeding.

The foregoing summary of the Indemnification Agreements is qualified by reference to the text of the Indemnification Agreements filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2015 the Compensation Committee of the Board of Directors (the “Board”) of Terreno approved the following restricted stock awards to key employees under the Company’s Amended and Restated 2010 Equity Incentive Plan. The restricted stock awards were made pursuant to Restricted Stock Award Agreements in the form previously filed as Exhibit 10.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 on January 6, 2010.

These restricted shares will vest 100% on the fifth anniversary of the grant date, subject to continued employment with the Company or its subsidiaries.

Mr. W. Blake Baird: 125,000 restricted shares

Mr. Michael Coke: 125,000 restricted shares

Mr. Andrew Burke: 12,500 restricted shares

Mr. Jaime Cannon: 12,500 restricted shares

Mr. John Meyer: 12,500 restricted shares

On August 4, 2015, the Board appointed Andrew Burke as Executive Vice President, John Meyer as Executive Vice President and Jaime J. Cannon as Executive Vice President and Chief Financial Officer of the Company. Mr. Cannon was Senior Vice President and Chief Financial Officer prior to such appointment.

Mr. Burke, age 39, joined Terreno’s predecessor company in 2008 and currently serves as Senior Vice President overseeing the Company’s operations in Northern New Jersey/New York City, Washington D.C./Baltimore, and Seattle. Prior to joining Terreno’s predecessor company in 2008, Mr. Burke was

Vice President, Investment Officer and member of the Investment Committee of Perseus Realty Partners. At Perseus, Mr. Burke was responsible for originating and managing joint venture investments in the Eastern U.S. Prior to joining Perseus, Mr. Burke worked in the International Transaction Group at AMB Property Corporation (now Prologis, NYSE: PLD), where he helped open the company’s European operations and was a Transaction Officer for Europe. Before joining AMB, Mr. Burke served as an Analyst in Sun Microsystems’ Venture & Strategic Investments Group where he focused on M&A transactions and investing venture capital in technology companies. Mr. Burke began his real estate career in the Real Estate Private Equity Group at Fidelity Investments. Mr. Burke holds a BA from Duke University and is a member of NAIOP and ULI.

Mr. Cannon, age 40, joined the Company in 2010 and currently serves as Senior Vice President and Chief Financial Officer overseeing finance and accounting. Prior to joining the Company, he worked at AMB Property Corporation (now Prologis, NYSE: PLD) from 2003 to 2010 in various capacities, most recently as Vice President, Treasury. From 1997 to 2003, Mr. Cannon worked at Arthur Andersen and PriceWaterhouseCoopers, most recently as an Audit Manager specializing in real estate companies. Mr. Cannon received a BA in Business Economics from the University of California, Santa Barbara and is a former California Certified Public Accountant.

Mr. Meyer, age 55, joined the Company in 2010 and currently serves as Senior Vice President overseeing the Company’s operations in the San Francisco Bay Area, Los Angeles and Miami. Previously, he was Senior Vice President, Director of Transactions, Southwest Region of North America for AMB Property Corporation, (now Prologis, NYSE: PLD). In this role, Mr. Meyer was responsible for the expansion of AMB’s portfolio in the Western United States through targeted acquisition and development of distribution and warehouse facilities. During his twenty-year tenure, he oversaw multiple areas of the company including Finance, Operations, Airport Facilities, and Customer Development. Mr. Meyer established AMB’s Airport Facilities Group which was responsible for the development and acquisition of on-airport facilities throughout the world. Mr. Meyer holds a BS degree in architecture from the University of Oklahoma.

In connection with the appointment of each of Mr. Burke and Mr. Meyer as Executive Vice President, the Company entered into Indemnification Agreements with Mr. Burke and Mr. Meyer as described under Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1*	Indemnification Agreement, between Terreno Realty Corporation and Andrew Burke, dated August 4, 2015

10.2*	Indemnification Agreement, between Terreno Realty Corporation and John Meyer, dated August 4, 2015

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Terreno Realty Corporation

Date: August 5, 2015	By:	/s/ Jaime J. Cannon
Jaime J. Cannon
Executive Vice President and Chief Financial Officer

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